VAUGHAN FOODS INC.
                            216 Northeast 12th Street
                              Moore, Oklahoma 73160



                                                                    May 19, 2006


Braxton Management, Inc.
Mr. Herb Grimes
    and
Mr. Stan Gustas
c/o Vaughan Foods Inc.
216 Northeast 12th Street
Moore, Oklahoma 73160


Dear Herb and Stan:

        This will set forth the agreement pursuant to which we will acquire, through a wholly owned subsidiary formed for that purpose, all of your current 40% limited partnership interests in Allison's Gourmet Kitchens, LP ("Allisons") and the general partnership interest in Allison's of Braxton Management, Inc. ("Braxton").

        1. Simultaneously with the effectiveness of an initial public offering of our equity securities ("IPO"), we will acquire all of the limited partnership interests held by you for $3.5 million (the "Purchase Price"), $2.5 million payable in cash and $1 million payable in shares of our Common Stock. The Purchase Price will be payable immediately after the closing of the IPO. For this purpose, each share of our Common Stock will have a value equal to the initial public offering price per share in the IPO. If the IPO consists of units that include shares of Common Stock and other securities, the value of a share of Common Stock shall be equal to the initial public offering price of the unit divided by the number of shares of Common Stock included in the unit plus the number of shares of Common Stock issuable upon the exercise of any conversion right with respect to any convertible security included in the unit provided that such conversion right is not contingent on the payment of any sum of money or the transfer of any other property by the holder of such convertible security. The Purchase Price will be divided 12(1)/2% to Stan and 87(1)/2% to Herb.

        2. Simultaneously with the transfer of the limited partnership interests, Braxton will assign to us its general partnership interest in Allison's in return for our undertaking, as set forth herein, to indemnify and hold harmless Braxton from all liability as the former general partner of Allison's other than those liabilities, if any, resulting from Braxton's criminal conduct or gross negligence.

        3. The limited partnership interests in Allison's conveyed hereunder, together with the 60% interest in Allison's currently owned by Mark
E. Vaughan and Vernon J. Brandt, Jr. and to be conveyed under a separate agreement, will be held in a separate subsidiary that we will organize for that purpose. Herb will serve as the President and Chief Operating Officer of that subsidiary and be a member of its Board of Directors and will be compensated in accordance with the agreement previously reached with us.

         If this letter accurately sets forth our understanding, please sign and return a copy of this letter to us.

                                        Very truly yours,

                                        VAUGHAN FOODS INC.



                                        By:   /s/ Mark E. Vaughan, President
                                              ------------------------------
                                                 Mark E. Vaughan, President

Accepted and agreed to
this 19th day of May, 2006


    /s/ Herb Grimes
-------------------
Herb Grimes


   /s/ Stan Gustas
-------------------
Stan Gustas


Braxton Management, Inc.


By: /s/ Herb Grimes
--------------------
President


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